Exhibit 99.1

Welltower Announces Addition of Diana Reid to Board of Directors

TOLEDO, Ohio, July 27, 2020 /PRNewswire/ — Welltower Inc. (NYSE: WELL) announced today the appointment of Diana Reid to its Board of Directors.

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With over 38 years of experience within the financial services industry, Ms. Reid joins Welltower’s Board following 12 years (2007-2019) at PNC Financial Services most recently serving as Executive Vice President of The PNC Financial Services Group, Inc. and executive of the bank’s commercial real estate business. Ms. Reid began her career in the mortgage products group at Citicorp before joining First Boston (now Credit Suisse), where she spent 19 years in mortgage trading, capital markets and in advisory roles. In 2003, Ms. Reid founded Beekman Advisors, a boutique firm providing CEOs, owners, and directors of privately held real estate finance companies with strategic advice and sell-side representation.

“Throughout her career, Diana has been a widely respected voice and leader across the financial services and commercial real estate sectors,” said Thomas J. DeRosa, Welltower Chairman and CEO. “She joins the Welltower Board with recognized expertise in commercial real estate, corporate strategy, affordable and multifamily housing, and capital markets. She has served in leadership roles at several of the world’s preeminent financial institutions during some of the country’s most turbulent economic periods. All of Welltower’s stakeholders will benefit from Diana’s extensive experience and I am delighted to welcome her to our Board of Directors.”

“Joining the Welltower Board of Directors will be an extraordinary opportunity and venue for my extensive experience in commercial real estate financing and real estate advisory capabilities,” said Ms. Reid. “I am excited to work with my fellow Board members and the uniquely skilled management team at Welltower, led by Tom DeRosa, to help guide Welltower’s future growth and create value for our shareholders.”

Ms. Reid earned a B.S. from California State University and an MBA from University of Virginia Darden School of Business. Some of her many accomplishments include having been named to American Banker’s “Most Powerful Women in Banking” annual rankings from 2010-2018, having served on the Mortgage Bankers Association’s Commercial/Multifamily Board of Governors, and having served on the Urban Land Institute’s global board of directors from 2013-2016 where she remains an elected Trustee and ULI Foundation Governor.

Welltower’s Board of Directors will expand to nine members following the appointment of Ms. Reid, with women and minorities making up 88% of independent directors.

About Welltower

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns interests in properties concentrated in major, high growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing, post-acute communities and outpatient medical properties. For more information, visit www.welltower.com.

Contacts:

Investor Relations: Krishna Soma ksoma@welltower.com (646) 677-8764; Matt Carrus mcarrus@welltower.com (646) 677- 8756; Media: Tara Gallagher tgallagher@welltower.com (646) 677-8742